UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )
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AMERICAN FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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One East Fourth Street
Cincinnati, Ohio 45202

Notice of Annual Meeting of Shareholders
and Proxy Statement

To be Held on May 17, 2007
Dear Shareholder:
     We invite you to attend our Annual Meeting of Shareholders on Thursday, May 17, 2007, in Cincinnati, Ohio. In connection with the meeting, we will report on our operations and you will have an opportunity to meet your Company’s directors and senior executives.
     This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.
     All shareholders are important to us. We want your shares to be represented at the meeting and urge you to vote using our internet or telephone voting systems or by promptly returning a properly completed proxy card.
Sincerely,

James C. Kennedy
Vice President,
Deputy General Counsel & Secretary
Cincinnati, Ohio
April 10, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF AMERICAN FINANCIAL GROUP, INC.

Date:	Thursday, May 17, 2007

Time:	11:30 a.m. Eastern Time

Place:	The Cincinnatian Hotel
Second Floor — Filson Room
601 Vine Street
Cincinnati, Ohio

Purpose:	1. Elect nine Directors
2. Ratify Independent Registered Public Accounting Firm
3. Approve the 2007 Annual Senior Executive Bonus Plan
4. Conduct other business if properly raised

Record Date:	March 30, 2007 — Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this proxy statement and accompanying proxy card is April 13, 2007.
Your vote is important.
If you are a shareholder of record, you can now vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

The Company makes available, free of charge on its website, all of its filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company’s website (www.afginc.com) and click on the “SEC Filings” tab at the left under the “Investor Relations” page. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:
                                                   Robert H. Ruffing
                                                   Vice President and Controller
                                                   American Financial Group, Inc.
                                                   580 Walnut Street
                                                   Cincinnati, Ohio 45202.

GENERAL INFORMATION
Record Date; Shares Outstanding
     As of March 30, 2007, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had 119,829,085 shares of common stock deemed outstanding and eligible to vote. This number does not include 14,940,627 shares held by subsidiaries of AFG. Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.
     All share and per share amounts presented in this proxy statement have been adjusted to reflect the effect of the Company’s three-for-two common stock split that became effective December 15, 2006.
Proxies and Voting Procedures
     Shareholders of record can vote by mail or via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right portion of the proxy card, verifies a shareholder’s identity and allows the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote by mail, or via the Internet or by telephone if these other options are offered by the bank or broker.
     If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope.
     If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.
     Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of AFG’s Board of Directors, without additional compensation. AFG will pay all costs of soliciting proxies. In addition, AFG will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons, and AFG will reimburse them for their expenses.
     If a choice is specified on a properly executed proxy card, the shares will be voted accordingly. If a proxy card is signed without a preference indicated, those shares will be voted “FOR” the election of the nine nominees proposed by the Board of Directors, “FOR” the ratification of the Company’s independent registered public accounting firm, and “FOR” the proposal to approve the 2007 Annual Senior Executive Bonus Plan. The authority solicited by this proxy statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any postponement or adjournment thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein.
     With respect to Proposal No. 1, the nine nominees who receive the greatest number of votes will be elected. With respect to Proposals 2 and 3, a proposal will be adopted only if it receives approval by a majority vote of those shares cast.
Savings Plan Participants
     If you are a participant in the Company’s retirement and savings plan with a balance in either the AFG Securities Fund or AFG Common Stock Fund, the accompanying proxy card shows the number of shares of common stock attributed to your account balance under the plan, calculated as of the record date. In order for your plan shares to be voted in your discretion, you must vote via the Internet or by telephone, or return your proxy card properly signed, each at least two business days prior to the meeting (by the end of the day on May 14, 2007). If you vote by mail and make no direction, you do not vote via the Internet or by telephone, or your proxy card is not received at least two business days prior to the meeting, the Administrative Plan Committee will vote your plan shares in the Committee’s sole discretion. Plan participants’ votes will be held in confidence.
Revoking a Proxy
     Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to the Company’s corporate secretary, or voting in person at the meeting.
Cumulative Voting
     Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. The nine nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to the Company’s corporate secretary not less than 48 hours before the time fixed for the holding of the meeting.
Adjournment and Other Matters
     Approval of a motion for adjournment, postponement or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. Management knows of no other matters to be presented at the meeting other than those stated in this document.
MATTERS TO BE CONSIDERED
Proposal No. 1 ▶     Elect Nine Directors
     The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFG’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Co-Chief Executive Officers, setting the scope of their authority to manage the Company’s business day-to-day, and evaluating senior management performance.
     Upon the recommendation of the Corporate Governance Committee (the “Governance Committee”), the Board of Directors has nominated nine individuals to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than nine nominees.

     The nominees for election to the Board of Directors are:

Carl H. Lindner Director since 1959	For more than five years, Mr. Lindner has served as the Chairman of the Board, and until January 2005, also served as Chief Executive Officer of the Company. He is also Chairman of the Board of Directors of Great American Financial Resources, Inc., a majority-owned subsidiary of AFG that markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Carl H. Lindner III Director since 1991	He has been Co-Chief Executive Officer since January 2005, and for more than five years, Mr. Lindner has served as Co-President of the Company. For over ten years, Mr. Lindner has been President of Great American Insurance Company and has been principally responsible for the Company’s property and casualty insurance operations.

S. Craig Lindner Director since 1985	He has been Co-Chief Executive Officer since January 2005, and for more than five years, Mr. Lindner has served as Co-President of the Company. He is also President and Chief Executive Officer and a Director of Great American Financial Resources, Inc. Mr. Lindner is also President of American Money Management Corporation, a subsidiary that provides investment services for the Company and its affiliated companies. He is also a director of National City Corp. (“NCC”), but has announced that he will not seek reelection to that board at the meeting of NCC shareholders scheduled to be held on April 24, 2007.

Kenneth C. Ambrecht Director since 2005	(Member of the Compensation Committee; Member of the Corporate Governance Committee) Mr. Ambrecht has extensive corporate finance experience having worked in the U.S. capital markets for over 30 years. In December 2005, Mr. Ambrecht organized KCA Associates LLC, through which he serves as a consultant to several companies, advising them with respect to financings and financial transactions. From July 2004 to December 2005, he served as a Managing Director with the investment banking firm First Albany Capital. For more than five years prior, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. Prior to that post, Mr. Ambrecht worked with the investment bank Lehman Brothers as Managing Director of its capital markets division. Mr. Ambrecht is also a member of the Boards of Directors of Great American Financial Resources, Inc. and Fortescue Metals Group Limited, an Australian mining company and Dominion Petroleum Ltd., an oil and gas exploration company.

Theodore H. Emmerich Director since 1988	(Chairman of the Audit Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of Summit Mutual Funds, Inc.

James E. Evans Director since 1985	For more than five years, Mr. Evans has served as Senior Vice President and General Counsel of the Company.

Terry S. Jacobs Director since 2003	(Member of the Audit Committee; Member of the Corporate Governance Committee) Mr. Jacobs has served as Chairman, President and Chief Executive Officer of The JFP Group, LLC, a real estate investment and development company, since September 2005. From its founding in September 1996 until September 2005, Mr. Jacobs served as Chairman of the Board and Chief Executive Officer of Regent Communications, Inc. Mr. Jacobs is a Fellow of the Casualty Actuarial Society (“FCAS”) and a Member of the American Academy of Actuaries (“MAAA”). He also serves as a director of Global Entertainment Corp and serves on the Board and Executive Committee of the National Football Foundation and College Hall of Fame, Inc.

William R. Martin Director since 1994	(Chairman of the Compensation Committee; Member of the Audit Committee) Prior to his retirement in 2003, Mr. Martin had been Chairman of the Board of MB Computing, Inc., a computer software and services company, for more than five years. Mr. Martin is also a director of Great American Financial Resources, Inc.

William W. Verity Director since 2002	(Chairman of the Corporate Governance Committee; Member of the Compensation Committee) Mr. Verity has been President of Verity & Verity, LLC, an investment management company, since January 1, 2002, and prior to that, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, from October 2000. For more than five years previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components.
     Carl H. Lindner is the father of Carl H. Lindner III and S. Craig Lindner. All of the nominees were elected directors at the last annual meeting of shareholders of the Company held on May 18, 2006. See “Management” and “Compensation” below for additional information concerning the background, securities holdings, remuneration and other matters relating to the nominees.
     The Board of Directors recommends that shareholders vote FOR the election of these nine nominees as directors.

Proposal No. 2 ▶	Ratification of the Company’s Independent Registered Public Accounting Firm
     The Company’s Audit Committee Charter provides that the Audit Committee shall appoint annually an independent registered public accounting firm to serve as auditors. In February 2007, the Audit Committee appointed Ernst & Young LLP to serve as auditors for 2007. Ernst & Young (or its predecessor) has served as the Company’s independent auditors since the Company’s founding.
     Although the Audit Committee has the sole authority to appoint auditors, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young. However, the Audit Committee in its discretion may engage a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.
Audit Fees and Non-Audit Fees
     The following table presents fees for professional audit services by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by them during these periods.

	2006	2005
Audit fees (1)	$5,603,000	$4,220,000
Audit related fees (2)	124,000	98,000
Tax fees	12,000	108,000
All other fees	2,000	57,000

Total	$5,741,000	$4,483,000

(1)	Ernst & Young’s aggregate fees for services related to the audits of the GAAP financial statements (including services incurred to render an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), statutory insurance company audits, reviews of SEC filings, and quarterly reviews.

(2)	Ernst & Young’s audit related services, including attestation services not required by regulation and due diligence services relating to acquisitions and dispositions.

     Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions from shareholders.
     The Board of Directors recommends that shareholders vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for 2007.

Proposal No. 3 ▶	Proposal to Approve the 2007 Annual Senior Executive Bonus Plan
     Shareholders are being asked to approve the 2007 Annual Senior Executive Bonus Plan. A copy of this Plan is attached to these proxy materials as Annex A. The following description of the material terms of the Plan is qualified in its entirety by reference to the complete text set forth in Annex A.
     The Compensation Committee of the Board of Directors established the Plan to reward participants for the profitability of the Company by including performance-based compensation as a significant component of an executive’s annual compensation. The Plan is designed to reflect the current market for executive compensation and to promote high levels of corporate performance that we believe will enhance long-term shareholder value. This Plan is being presented for shareholder approval so that the compensation expense for awards under the Plan will be, to the extent permissible, tax deductible for the Company and not subject to the $1 million per year limitation on deductibility (“Deduction Limit”) as outlined under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Under the Plan, the Company may grant cash bonus awards to the Co-Chief Executive Officers and the Senior Vice Presidents of the Company, based on the satisfaction of pre-established performance goals set forth in the Plan.
     Administration. The Plan is administered by the Compensation Committee, which is composed solely of three “outside directors” as defined under Section 162(m). No member of the Committee is eligible to be granted a bonus under the Plan. The Committee has exclusive power to determine the conditions (including the specific annual performance goals consistent with the Plan) to which the payment of the bonuses under the Plan may be subject and to certify that performance goals are attained.
     Performance Goals. Performance goals are established annually based on financial measurements and operational metrics. The financial measurements include growth in book value per share, return on equity, per share price of common stock relative to certain indices, and the status of the Company’s debt-to-capital ratio. The operational metrics include performance goals relating to the combined ratios of the Company’s insurance subsidiaries, investment portfolio performance, as well as other operational, qualitative measurements which may relate to the development and implementation of strategic initiatives and annual objectives, responses to unexpected developments, the development of management personnel, but generally exclude the results of any re-examination of asbestos, environmental and other tort liabilities, and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries.
     The Committee evaluates the performance goals or measures and establishes a percentage relating to each. For example, under the bonus plan in effect for 2007, 50% has been assigned to earnings per share and 50% has been assigned to specific, objective Company performance goals (with respect to the Co-CEOs) and 50% has been assigned to earnings per share and 50% has been assigned to Company and individual performance (with respect to the Company’s Senior Vice Presidents).
     As part of the establishment of performance goals, the Compensation Committee sets a bonus target for each participant in the Plan for the ensuing plan year. If the Committee finds that performance goals established for a participant have not been fully met, or exceeded, for the plan year, the participant’s award will depend upon the level of achievement that the participant attained with respect to each goal utilizing the formula set out in the Plan. Awards may range up to 175% of a participant’s bonus target with respect to the Co-Chief Executive Officers up to 125% of a participant’s bonus target with respect to the Senior Vice Presidents.
     As a separate element of the Plan, the Committee retains the discretion to pay an amount above amounts attributable to the achievement of the objective performance goals if the Company significantly exceeds any of such goals. However, no such payment may increase the amount paid to a participant above 175% of their bonus target. To the extent that any portion of a participant’s ultimate bonus is paid based upon such subjective judgment of the Committee, that portion may not be tax deductible by the Company.
     For 2007, the Committee has established the following with respect to the earnings per share component:

Percentage of Bonus Target to be
Operating EPS	paid for EPS Component
Less than $3.10	0%
$3.33	100%
$3.55 or more	175%
     If the Operating EPS is $3.10 or greater, but less than $3.33, or if the Operating EPS is greater than $3.33 and less than $3.55, the bonus will be determined by straight-line interpolation.
     As soon as practicable after the end of a calendar year, the Committee will certify in writing whether or not the performance goals of the participants have been attained and shall report to the Board the amount of the cash bonus, if any, to be awarded to each participant.
     Each year, typically within 90 days after the end of the previous year, the Committee establishes new bonus targets and performance goals under the Plan. Bonus targets and performance goals for 2007 were established in March 2007.
     We attempted, to the extent practicable, to structure the 2007 Annual Senior Executive Bonus Plan as an incentive compensation program that would satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, accordingly, preserve the deductibility of compensation paid under the Plan. As a consequence, the Plan and the material terms of the performance goals described are being submitted to our shareholders for approval in accordance with the requirements for the “performance-based compensation” exception to the Deduction Limit. If so approved, the Plan will remain in effect from year to year until terminated by the Committee. We will attempt to qualify compensation paid under the Plan to “covered employees” as “performance-based compensation” so that it will not be subject to the Deduction Limit, but there can be no assurance in this regard.
     If our shareholders do not approve the Plan, the Committee may still approve incentive compensation for our executives in order to maintain the market competitiveness of the Company’s executive compensation program, and to further align the financial interests of our executives with those of our shareholders. However, some of the amounts awarded under a plan not approved by shareholders may be subject to the Deduction Limit. By triggering the Deduction Limit, the Company’s corporate tax liability would be increased.

     Amendment and Termination. The Committee may at any time terminate the Plan. The Committee may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. Any amendment or revision to the Plan and/or performance goals therein that requires shareholder approval pursuant to Section 162(m) may be submitted to our shareholders for approval. Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension. In no event shall the Committee have the discretion to increase compensation under the Plan after performance targets are established and the period of service has commenced.
     If a participant’s employment with the Company or a subsidiary is terminated for any reason other than discharge for cause, and he or she would otherwise be entitled to a bonus under the Plan, the Committee, may, in its sole discretion, award such a bonus. In the event of a participant’s discharge for cause from the employ of the Company, he or she shall not be entitled to any amount of bonus.
     The Plan has been adopted and approved by the Committee and will remain effective for each year thereafter unless and until determined by the Committee.
     Federal Income Tax Consequences. The Company believes that under present law the following are the federal income tax consequences generally arising with respect to awards granted under the Plan. This summary is for shareholder informative purposes and is not intended to provide tax advice to Plan participants.
     Plan participants must generally recognize ordinary income equal to the cash value of awards received. Subject to Section 162(m), the Company will be entitled to a deduction for the same amount. The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Plan. The summary does not address the effects of foreign, state and local tax laws. Because of the complexities of the tax laws, Plan participants are encouraged to consult a tax advisor as to their individual circumstances.
     New Plan Benefits. Grants of awards under the Plan are subject to the certification and discretion of the Committee and are, therefore, not determinable at this time. The following table reflects the bonus targets established by the Committee under the Plan for 2007. The bonus targets for future years may be higher, lower or the same as bonus targets in effect for 2007.

2007 Bonus
Name and Position	Target (1)
Carl H. Lindner III, Co-Chief Executive Officer	$1,150,000
S. Craig Lindner, Co-Chief Executive Officer	1,150,000
James E. Evans, Senior Vice President	850,000
Keith A. Jensen, Senior Vice President	560,000
Thomas E. Mischell, Senior Vice President	375,000
All executive officers as a group	4,085,000
Non-executive directors as a group	n/a
Non-executive officers as a group	n/a

(1)	Awards may range from 0% to 175% of a participant’s bonus target with respect to the Co-Chief Executive Officers and 0% to 125% of a participant’s bonus target with respect to the Senior Vice Presidents. Amounts shown reflect payments at 100% of bonus target.
The Board of Directors of the Company unanimously recommends that you vote “FOR” the approval of the 2007 Annual Senior Executive Bonus Plan and the performance goals used to determine the amount of cash bonus payments to be awarded under the Plan as described herein.

PRINCIPAL SHAREHOLDERS
     The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding common stock as of March 30, 2007:

	Amount and Nature of Beneficial Ownership
Name and Address			Obtainable
Of	Common Stock		upon Exercise of
Beneficial Owner	Held (1)		Options (2)	Total	Percent of Class
Carl H. Lindner One East Fourth Street	13,257,520	(4)	—	13,257,520	11.1%
Cincinnati, Ohio 45202

Carl H. Lindner III One East Fourth Street	8,793,915	(5)	453,631	9,247,546	7.7	%(3)
Cincinnati, Ohio 45202

S. Craig Lindner One East Fourth Street	8,902,556	(6)	453,631	9,356,187	7.8	%(3)
Cincinnati, Ohio 45202

Keith E. Lindner 250 East Fifth Street	5,976,054	(7)	—	5,976,054	5.0	%(3)
Cincinnati, Ohio 45202

The American Financial Group, Inc. Retirement and Savings Plan	7,009,945	(8)	—	7,009,945	5.8%
One East Fourth Street Cincinnati, Ohio 45202

(1)	Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.

(2)	Represents shares of common stock that may be acquired within 60 days of March 30, 2007 through the exercise of options granted under the Company’s Stock Option Plan.

(3)	The percentages of outstanding shares of common stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner are 6.9%, 6.8% and 6.7%, respectively, after attributing the shares held in various trusts for the benefit of the minor children of S. Craig Lindner and Carl H. Lindner III (for which Keith E. Lindner acts as trustee with voting and dispositive power) to Keith E. Lindner.

(4)	Includes 4,170,893 shares held by his spouse individually and as trustee with voting and dispositive power and 336,493 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest. Excludes 2,795,506 shares held in a trust for the benefit of his family for which a third party acts as trustee with voting and dispositive power. Includes 159 shares beneficially owned through a Company retirement plan over which he has voting and dispositive power.

(5)	Includes 32,333 shares held by his spouse in a trust over which she has voting and dispositive power, 34,375 shares held by one of his children, 2,376 shares held as custodian for one of his nieces, 1,468,500 shares held by a limited liability company over which he holds dispositive but not voting power, 3,108,839 shares held in a trust over which he has dispositive but not voting power, and 920,997 shares which are held in various trusts for the benefit of his children for which his brother Keith E. Lindner acts as trustee with voting and dispositive power. Includes 18,966 shares beneficially owned through a Company retirement plan over which he has voting and dispositive power.

(6)	Includes 102,811 shares held by his spouse as custodian for their minor child or in a trust over which she has voting and dispositive power, 25,217 shares held in trust by one of his children, 25,217 shares held by one of his children, 1,485,000 shares held by a limited liability company over which he holds dispositive but not voting power, 2,044,276 shares held in a trust over which he has dispositive but not voting power, 190,812 shares held in trusts for the benefit of his children over which his spouse has dispositive but not voting power, and 1,165,364 shares which are held in various trusts for the benefit of his children for which his brother Keith E. Lindner acts as trustee with voting and dispositive power. Includes 174,258 shares held in a charitable foundation over which he has sole voting and dispositive power but no pecuniary interest. Includes 20,379 shares beneficially owned through a Company retirement plan over which he has voting and dispositive power.

(7)	Includes 6,561,885 shares held in various trusts and a limited liability company over which he or his spouse holds or shares voting and/or dispositive power. Also includes 338 shares beneficially owned through a Company retirement plan over which shares he has voting and dispositive power. Excludes 22,072 shares held in custodial accounts for the benefit of his children over which a third party has voting and dispositive power, and 2,086,361 shares held in various trusts for the benefit of the children of his brothers, over which Mr. Lindner has sole voting and dispositive power but no financial interest.

(8)	The members of the Administrative Plan Committee of the American Financial Group, Inc. Retirement and Savings Plan (the “RASP”), Sandra W. Heimann, Thomas E. Mischell and Mark F. Muething direct the disposition of the securities held by the RASP and may direct the voting of Plan shares for which voting instructions have not been received by Plan participants at least two days prior to the meeting. Mrs. Heimann and Mr. Mischell are senior employees of the Company, and Mr. Muething is a senior executive of the Company’s Great American Financial Resources, Inc. subsidiary. See “General Information – Savings Plan Participants” on page 1 of this proxy statement.
MANAGEMENT
     The directors, nominees for director and executive officers of the Company are:

			Director or
	Age (1)	Position	Executive Since
Carl H. Lindner	87	Chairman of the Board	1959
Carl H. Lindner III	53	Co-Chief Executive Officer, Co-President and a Director	1979
S. Craig Lindner	52	Co-Chief Executive Officer, Co-President and a Director	1980
Kenneth C. Ambrecht	61	Director	2005
Theodore H. Emmerich	80	Director	1988
James E. Evans	61	Senior Vice President, General Counsel and Director	1976
Terry S. Jacobs	64	Director	2003
William R. Martin	78	Director	1994
William W. Verity	48	Director	2002
Keith A. Jensen	56	Senior Vice President	1999
Thomas E. Mischell	59	Senior Vice President - Taxes	1985

(1)	As of March 30, 2007.
          Keith A. Jensen has served as Senior Vice President of the Company for over five years. Since January 2005, he has also served as the Company’s chief financial officer.
          Thomas E. Mischell has served as Senior Vice President — Taxes of the Company for over five years.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act requires AFG’s executive officers, directors and persons who own more than ten percent of AFG’s common stock to file reports of ownership with the Securities and Exchange Commission and to furnish AFG with copies of these reports. Based on a review of these reports, the Company believes that all filing requirements were timely met during 2006.

          Securities Ownership
          The following table sets forth information, as of March 30, 2007, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see “Compensation” below) and by all of these individuals as a group. Such information is based on data furnished by the persons named. Except as set forth in the footnotes below or under “Principal Shareholders” on page 8 of this proxy statement, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at March 30, 2007. Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

	Amount and Nature of Beneficial Ownership (1)
			Shares of Common Stock Obtainable on
Name of	Shares of Common		Exercise of Options or Beneficially Owned
Beneficial Owner	Stock Held		Through Employee Retirement Plans (2)

Carl H. Lindner (3)	13,257,361	(4)	159

Carl H. Lindner III (3)	8,774,949	(5)	472,597

S. Craig Lindner (3)	8,882,177	(6)	474,010

Kenneth C. Ambrecht	5,352		0

Theodore H. Emmerich	33,661		17,250

James E. Evans	188,845		305,005

Terry S. Jacobs	14,890		0

William R. Martin	86,612		17,250

William W. Verity	11,665		11,250

Keith A. Jensen	18,340		317,567

Thomas E. Mischell (7)	171,810		373,241

All directors and executive officers as a group (11 persons)(3)	31,445,662		1,988,329

(1)	Does not include the following ownership interests in subsidiaries of AFG: Messrs. Emmerich, Evans, C. H. Lindner, S. C. Lindner, Martin, Mischell and Ambrecht and all directors and executive officers as a group beneficially own 1,561; 5,700; 536,808 (1.1%); 126,407; 51,480; 11,000; 11,198 and 744,154 (1.6%) shares, respectively, of the common stock of Great American Financial Resources. Mr. Jensen owns 500 shares of common stock of the Company’s subsidiary, National Interstate Corporation.

(2)	Consists of shares of common stock purchasable within 60 days of March 30, 2007 through the exercise of the vested portion of stock options granted under the Company’s Stock Option Plan and shares which the executive may be deemed to beneficially own through one or more of the Company’s retirement plans. The amount of shares so beneficially owned through a Company retirement plan is as follows: C. H. Lindner – 159; C. H. Lindner III – 18,966; S. C. Lindner – 20,379; K. A. Jensen – 549; T. E. Mischell – 35,740; and all directors and executive officers as a group – 75,793.

(3)	The shares beneficially owned by Carl H. Lindner, Carl H. Lindner III, and S. Craig Lindner, and all directors and officers as a group, constituted 11.1%, 7.7%, 7.8%, and 27.5%, respectively, of the common stock outstanding at March 30, 2007. See footnote (3) to the Principal Shareholders table on page 8.

(4)	Includes 4,170,893 shares held by his spouse individually and as trustee with voting and dispositive power and 336,493 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest. Excludes 2,795,506 shares held in a trust for the benefit of his family for which a third party acts as trustee with voting and dispositive power.

(5)	Includes 32,333 shares held by his spouse in a trust over which she has voting and dispositive power, 34,375 shares held by one of his children, 2,376 shares held as custodian for one of his nieces, 1,468,500 shares held by a limited liability company over which he holds dispositive but not voting power, 3,108,839 shares held in a trust over which he has dispositive but not voting power, and 920,997 shares which are held in various trusts for the benefit of his children for which his brother Keith E. Lindner acts as trustee with voting and dispositive power.

(6)	Includes 102,811 shares held by his spouse as custodian for their minor child or in a trust over which she has voting and dispositive power, 25,217 shares held by one of his children, 25,217 shares held in trust by one of his children, 1,485,000 shares held by a limited liability company over which shares he holds dispositive but not voting power, 2,044,276 shares held in a trust over which he has dispositive but not voting power, 190,812 shares held in trusts for the benefit of his children over which shares his spouse has dispositive but not voting power, and 1,165,364 shares which are held in various trusts for the benefit of his children for which his brother Keith E. Lindner acts as trustee with voting and dispositive power. Includes 174,258 shares held in a charitable foundation over which he has sole voting and dispositive power but no pecuniary interest. Mr. Lindner has pledged 720,895 shares as collateral under a loan agreement.

(7)	Excludes shares held in the RASP, for which he serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account.
Equity Compensation Plan Information
          The following reflects certain information about shares of AFG Common Stock authorized for issuance (at December 31, 2006) under compensation plans.

			(c)
			Number of securities
			remaining available for
	(a)	(b)	future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants, and rights	warrants, and rights	column (a)
Equity compensation plans approved by security holders	8,572,703	$19.41	9,729,943 (1)
Equity compensation plans not approved by security holders	—	—	410,860 (2)
Total	8,572,703	$19.41	10,140,803

(1)	Includes 6.5 million shares available for issuance under AFG’s Stock Incentive Plan, 3.1 million shares issuable under AFG’s Employee Stock Purchase Plan and 122,000 shares issuable under AFG’s Nonemployee Directors’ Compensation Plan.

(2)	Represents shares issuable under AFG’s Deferred Compensation Plan. Under this Plan, certain employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. Participants may elect to have the value of deferrals (i) earn a return equal to the overall performance of one of three mutual fund alternatives, (ii) earn a fixed rate of interest, set annually by the Board of Directors, or (iii) fluctuate based on the market value of AFG Common Stock, as adjusted to reflect stock splits, distributions, dividends, and a 7-1/2% match to participant deferrals.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program
          The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.
          Throughout this proxy statement, the individuals who served as the Company’s Co-Chief Executive Officers during fiscal year 2006, as well as the other individuals included in the Summary Compensation Table on page 21, are referred to as the “named executive officers” or “NEOs”.
Compensation Philosophy and Objectives
          AFG’s philosophy regarding executive compensation programs is centered around the balance of motivating, rewarding and retaining executives with a compensation package competitive among its peers, and the resolute determination of maximizing shareholder value by designing and implementing programs that tie the performance of the Company to the compensation earned. Guided by principles that reinforce the Company’s pay-for-performance philosophy, compensation may include base salary and eligibility for annual cash bonuses and long-term incentives such as stock options, restricted stock and stock awards and other compensation. A significant portion of each senior executive officer’s compensation is dependent upon achieving business and financial goals, and realizing other performance objectives.
Establishing Compensation Levels
          As in prior years, compensation levels for the Co-CEOs are based primarily upon the Compensation Committee’s assessment of the executive officers’ leadership performance and potential to enhance long-term shareholder value. The Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for the Co-CEOs. The compensation levels for the other NEOs are similarly determined by the Co-CEOs, and reviewed by the Compensation Committee, again based primarily upon the assessment of each such executive officer’s leadership performance and potential to enhance long-term shareholder value.
          Key factors affecting the Committee’s judgment with respect to the Co-CEOs included the nature and scope of their responsibilities, their effectiveness in leading the Board of Directors’ initiatives to increase shareholder value, productivity and growth. The Committee also considers the compensation levels and performances of a comparison group of publicly-held insurance companies (collectively, the “Compensation Peer Group”) to benchmark the appropriateness and competitiveness of the Company’s compensation programs. The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes AFG competes for talent and for stockholder investment, and in the marketplace for business. In analyzing market pay levels among the Compensation Peer Group, the Committee factors into its analysis the large variance in size (both in terms of revenues and market capitalization) among the companies. The companies comprising the Compensation Peer Group are:

•	ACE Limited	•	Markel Corporation
•	American International Group, Inc.	•	Ohio Casualty Corporation
•	Arch Capital Group Ltd.	•	Philadelphia Consolidated Holding Corp.
•	The Chubb Corporation	•	W. R. Berkley Corporation
•	Cincinnati Financial Corporation	•	XL Capital Ltd.
•	The Hartford Financial Services Group, Inc.	•	Zenith National Insurance Corp.
•	HCC Insurance Holdings, Inc.

     Based upon all these factors, and in light of the Company’s strong financial and operating performance, the Committee believes it is in AFG shareholders’ best long-term interest for the Committee to ensure that the overall level of our salary, bonus and equity-based awards is competitive with companies in the Compensation Peer Group. The Committee continues to believe that the quality, skills and dedication of executive leaders are critical factors affecting the long-term value of the Company. Therefore, the Committee and the Co-Chief Executive Officers continue to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible.
     The Committee’s decisions concerning the specific 2006 compensation elements for the Co-CEOs were made within this framework. The Committee also considered each such executive officer’s performance, current salary, prior-year bonus and other compensation. In all cases, specific decisions involving 2006 compensation were ultimately based upon the Committee’s judgment about the Co-CEOs’ performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.
     Tally Sheet
     To get a clearer picture of the total amount of compensation paid to the Company’s executive officers, the Compensation Committee annually reviews all components of the NEOs’ total compensation package. This review includes salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s Deferred Compensation Plan, and the contributions to and investment performance under the Company’s retirement and savings plan. A tally sheet totaling all the above components was prepared and reviewed. The Committee noted the annual limitations agreed upon by the Committee and the Co-CEOs with respect to personal use of corporate aircraft (120 hours each) and the executive insurance program ($300,000) and the fact that, if such limitations are exceeded, reimbursement will be made based on the cost to the Company of providing those benefits.
     Based on this review, the Committee found the NEOs’ total compensation in the aggregate to be reasonable, not excessive, and consistent with the objectives of the Company’s compensation programs.
     Internal Pay Equity
     The Committee believes that the relative difference between the Co-CEOs compensation and the compensation of the Company’s other senior executives has not increased significantly over the years. Further, the Committee believes that the Company’s internal pay equity structure is consistent with our peer group and is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.
     Outside Consultants
     While the Committee has from time to time considered the use of outside consultants in assisting in evaluating the Company’s executive compensation program and practices, it did not engage such a consultant during 2006. The Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s Compensation Peer Group and keep abreast of compensation developments in the marketplace.
     Tax Deductibility of Pay
     Section 162(m) places a limit of $1,000,000 on the amount of compensation that AFG may deduct in any one year with respect to its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.

     The Committee attempts, to the extent practicable, to structure the incentive compensation programs of the NEOs to satisfy the requirements for the “performance-based compensation” exception and preserve the full deductibility of all such compensation paid. However, we can make no assurances that any amount of such compensation may be so deductible. In furtherance of this goal, we are seeking shareholder approval of the 2007 Annual Senior Executive Bonus Plan.
     If our shareholders do not approve the Plan and the material terms of the performance goals described, the Committee may still go forward with an incentive compensation arrangement in order to maintain the market competitiveness of the Company’s executive compensation program, and to further align the financial interests of our executives with those of our shareholders.
Compensation Components
     For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:
•	base salary;

•	annual performance-based bonuses (including cash and stock awards);

•	long-term equity incentive compensation;

•	retirement and other related benefits; and

•	perquisites and other personal benefits.
     The Company has no contracts, employment agreements, plans or arrangements with any NEO which would give rise to a payment to such NEO in the event of a change in control of the Company.
     Base Salary
     The Company pays salaries that are designed to attract and retain superior leaders. Annual base salary is paid for ongoing performance throughout the year. The Committee determines annual base salaries for the Co-CEOs that are appropriate, in its subjective judgment, based on each officer’s responsibilities and performance and input from the Co-CEOs themselves. The Co-CEOs set salaries for the other NEOs which are reviewed by the Committee. The Co-CEOs believe that such salaries are appropriate in light of the levels of responsibility of such officers and their individual contributions to the Company’s success.
     Messrs. Carl H. Lindner III and S. Craig Lindner each assumed the additional position of Co-Chief Executive Officer in January 2005 and continued to serve as the Company’s Co-Presidents, positions they have held for more than five years. Each CEO’s role has been clearly defined: Carl H. Lindner III is responsible for the Company’s property and casualty insurance operations and investor relations and S. Craig Lindner is responsible for the Company’s annuity and supplemental health insurance operations and investments. In addition, they work closely with one another and are significantly involved in all aspects of Company management so that either could succeed the other in the event such a need arose. We believe that this structure aids in succession planning and provides the Company with significant executive depth and leadership experience appropriate for the Company. For 2006, the Company paid each Co-CEO $1,075,000 in salary, which represents an increase of 8.6% over the $990,000 annual salary paid since 2002. The Committee increased the base salaries of the Co-CEOs because such salaries had not increased in five years, and in response to the record core net operating earnings reported by the Company for the fiscal year ending December 31, 2005; such core net operating earnings were up 38% from the prior fiscal year and exceeded previously announced earnings guidance even though 2005 was considered by some to be the costliest year ever for the insurance industry. The Committee based its decision to increase the salaries of the Co-CEOs also as a result of the strong operating results and capital position of the Company at the end of 2005 with improved leverage and financial flexibility. Shareholders’ equity (excluding unrealized gains on fixed maturities) at the end of 2005 was 9% above year-end 2004 with a debt to capital ratio of 27%, in line with the Company’s targeted objective for that year.

     The increase in annual salaries for the other NEOs increased from the 2005 levels as follows: for Mr. Jensen $525,000 to $565,000, a 7.6% increase; for Mr. Evans $990,000 to $1,043,000, a 5.4% increase; and for Mr. Mischell $515,000 to $531,000, a 3.1% increase. These increases were made as the result of each NEO’s role in the execution of the strategy to manage AFG’s business to enhance long-term investor value through better profit margins and higher returns on equity, their actions to ensure that AFG has a strong capital structure and cash flow, their role in leading AFG to solid financial results, and their leadership in realizing cost savings while, at the same time, driving successful growth initiatives.
     Annual Performance-Based Bonuses
     Annual performance-based cash bonuses are designed to reward the positive performance of AFG as compared to AFG’s performance in prior years and its performance versus other companies in its market segment. The Company believes that the overall performance of AFG is substantially related to the performance of its executives. Cash bonuses are paid each year, generally in the first quarter, for the prior year’s performance.
     As has been the case for more than six years, the Compensation Committee, working with management, developed an annual bonus plan for 2006 for the Co-CEOs and other NEOs that made a substantial portion of their 2006 compensation dependent on AFG’s performance. Specifically, annual bonus determinations are based on a two-part analysis of AFG and executive performance.
     In February 2006, the Committee approved two bonus plans: the 2006 Co-Chief Executive Officer Annual Bonus Plan (the “2006 Co-CEO Bonus Plan”) and the Senior Executive Bonus Plan (“2006 NEO Bonus Plan”).
2006 Co-CEO Bonus Plan Components and Bonus Amounts
     Under the 2006 Co-CEO Bonus Plan, the aggregate amount of cash bonus for 2006 for each Co-CEO is comprised of the sum of such Co-CEO’s bonuses for the EPS Components and Company Performance Components. The following table sets forth the Co-CEO 2006 bonus target amounts with respect to the performance components that were recommended by the Compensation Committee and approved by the Company’s Board of Directors.

			Company
	Total Bonus		Performance
Name	Target	EPS Component	Component
Carl H. Lindner, III	$1,150,000	50%	50%
S. Craig Lindner	$1,150,000	50%	50%
     The Committee increased the 2006 bonus target by $150,000, or 15%, over the 2005 bonus target in response to the record core net operating earnings reported by the Company for the fiscal year ending December 31, 2005, as discussed above.
     1. EPS Component
     Pursuant to the 2006 Co-CEO Bonus Plan, each participant’s EPS Component ranged from $0 up to $1,006,250 (175% of the dollar amount of the Bonus Target allocated to the EPS Component), based on the following levels of reported earnings per common share from insurance operations (“Operating EPS” described below) achieved by the Company and its consolidated subsidiaries for 2006:

Percentage of Bonus Target to be paid for
Operating EPS	EPS Component
Less than $2.53	0
$2.73	100%
$2.93 or more	175%

     The 2006 Co-CEO Bonus Plan provides that 100% of the EPS Component of the bonus ($575,000) must be paid if Operating EPS were $2.73 per share. The plan further provides that if the Company’s Operating EPS were above $2.53 but less than $2.73 or above $2.73 but less than $2.93, the EPS Component of the bonus is to be determined by straight-line interpolation. If Operating EPS is $2.93 or more, 175% of the EPS Component of the bonus is to be paid. The 2006 Co-CEO Bonus Plan provides that Operating EPS does not include investee results, realized gains and losses in the investment portfolio and unusual or non-recurring items. Further, any charge taken as a result of a study of asbestos, environmental and other mass torts was to be considered a non-recurring item.
     For 2006, AFG reported Operating EPS of $3.14. As a result, the Committee concluded that a bonus of $1,006,250 (175% of the $575,000 bonus target allocated to the EPS Component) must be paid to each Co-CEO under the EPS Component of the 2006 Co-CEO Bonus Plan. AFG’s reported net earnings, determined in accordance with generally accepted accounting principles, include certain significant items that are not included in Operating EPS, such as major gains from real estate sales, realized investment gains or losses, asbestos and environmental changes and certain other items.
     2. Company Performance Component
     Payment of fifty percent (50%) of the $1,150,000 bonus target is based on AFG’s overall performance, as subjectively determined by the Committee, after considering certain factors determined at the time of adoption of the 2006 Co-CEO Bonus Plan. The 2006 Co-CEO Bonus Plan provides that each participant’s bonus allocated to the Company Performance Component will range from $0 up to $1,006,250 (175% of the $575,000 bonus target allocated to the Company Performance Component). The Committee considered all factors deemed relevant, including financial, non-financial and strategic factors, in determining whether to grant and/or how much to grant under the Company Performance Component. Specifically, pursuant to the terms of the 2006 Co-CEO Bonus Plan, the Committee considered these factors, which could impact long-term shareholder value:
(i) Financial measurements such as return on equity, per share price of the Company’s common stock relative to prior periods and comparable companies as well as financial markets, status of credit ratings on outstanding debt and claims paying ability of the Company’s subsidiaries, status of the Company’s debt-to-capital ratio, the combined ratios of the Company’s insurance subsidiaries, and investment portfolio performance including realized gains and losses; and
(ii) Other operational, qualitative measurements relating to the development and implementation of strategic initiatives, responses to unexpected developments, the development of management personnel, the results of any re-examination of asbestos, environmental and other tort liabilities, and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries.
     Consistent with the consideration of these factors, the Committee noted the Company’s record core net operating earnings for 2006 were up 29% over the Company’s record 2005 results. The Committee also noted that the Co-CEOs’ persistent focus on financial and pricing discipline and profitable growth, coupled with the Company’s investment expertise, contributed to the consistent improvement in the Company’s operating performance over the past several years. The Committee also noted that the Company generated additional income through opportunistic real estate sales, including the sale of certain New York assets and a hotel/resort property for after-tax gains of $29 million and $26 million, respectively.
     In addition, the Committee considered that during 2006, the Company’s book value per share grew, the return on equity increased and our specialty property & casualty combined ratio goal was exceeded. The Committee also noted that the total return of AFG common stock was 42.4%, outperforming the S&P 500 (15.8% total return) and S&P Property & Casualty Insurance Stock Indices (12.8% return), and the Company’s investment portfolio continued to outperform industry benchmarks. The Committee considered these factors and determined that a bonus of $1,006,250 (175% of the $575,000 bonus target allocated to the Company Performance Component) was appropriate.

2006 NEO Bonus Plan Components and Bonus Amounts
     The 2006 NEO Bonus Plan provides bonuses comprised of the sum of NEO bonuses for EPS Components and Individual Performance Components. The following table sets forth the NEO bonus target amounts and performance criteria that were reviewed by the Compensation Committee.

			Individual
	Total Bonus		Performance
Name	Target	EPS Component	Component
James E. Evans	$850,000	25%	75%
Keith A. Jensen	$525,000	25%	75%
Thomas E. Mischell	$375,000	25%	75%
     1. EPS Component
     The 2006 NEO Bonus Plan contains an EPS Component that ties the payment of any cash bonus to the performance of the Company as measured by its Operating EPS. For the executive officers participating in the 2006 NEO Bonus Plan, the EPS Component was set at a maximum of 125% of the eligible bonus, based on the following levels of reported Operating EPS achieved by the Company and its consolidated subsidiaries for 2006:

Percentage of Bonus Target to be paid for
Operating EPS	EPS Component
Less than $2.53	0
$2.73	100%
$2.93 or more	125%
     The 2006 NEO Bonus Plan provides that 100% of the EPS Component of the respective bonuses to the NEOs be paid if Operating EPS were $2.73 per share. The plan further provides that if Operating EPS were above $2.53 but less than $2.73 or above $2.73 but less than $2.93, the EPS Component of the bonus is to be determined by straight-line interpolation. If Operating EPS are $2.93 or more, 125% of the EPS Component of the bonus is to be paid. The 2006 NEO Bonus Plan provides that Operating EPS does not include investee results, realized gains and losses in the investment portfolio and unusual or non-recurring items. Further, any charge taken as a result of a study of asbestos, environmental and other mass torts is to be considered a non-recurring item.
     For 2006, AFG reported Operating EPS of $3.14. As a result, under the EPS Component of the 2006 NEO Bonus Plan, bonuses were paid to NEOs as follows: $265,625 to Mr. Evans; $164,062 to Mr. Jensen; and $117,187 to Mr. Mischell.
     2. Individual Performance Component
     Under the 2006 NEO Bonus Plan each NEO’s bonus allocated to the Individual Performance Component will range from 0% up to 125% of the target amount allocated to the Individual Performance Component and was determined by the Co-Chief Executive Officers based on such officers’ subjective rating of the NEO’s relative overall performance for 2006. The ratings for each of the NEOs includes a consideration of all factors deemed relevant, including, but not limited to, operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives, responses to unexpected developments, the development of management personnel, and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries. The Co-CEOs considered these factors, including the respective roles of the NEOs with respect to the consistent improvement in the Company’s operating performance over the past several years and determined that the following bonuses should be paid on the basis of the maximum 125% target: $1,062,500 to Mr. Evans; $656,250 to Mr. Jensen; and $468,750 to Mr. Mischell.

     Long-Term Equity Incentive Compensation
     The Committee believes long-term equity incentive compensation encourages management to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in the Company through stock option grants that vest over time. The Committee believes that stock options and stock awards represent an important part of AFG’s performance-based compensation system. The Committee believes that AFG shareholders’ interests are well served by aligning AFG’s senior executives’ interests with those of its shareholders through the grant of stock options and stock awards. In determining the size of overall annual grants, the Committee takes into consideration the possible dilutive effect to shareholders of the additional shares which may be issued upon exercise of stock-based awards as well as the expense to AFG as stock-based awards vest. The Committee believes that several features present in stock based awards give recipients substantial incentive to maximize AFG’s long-term success. Specifically, options under AFG’s 2005 Stock Incentive Plan are granted at exercise prices equal to the average of the high and low sales prices reported on the New York Stock Exchange of AFG common stock on the date of grant. Additionally, the Committee believes that because the stock options vest at the rate of 20% per year, it promotes executive retention due to the forfeiture of options that have not fully vested upon departure from AFG.
     Stock option award levels are determined based on award amounts for participants from previous years, market data, including award levels to optionees at other insurance companies, Black Scholes-derived information, the expense of such options to AFG, the relative benefits to participants of such expense, and the overall compensation level of such participants. Stock option grants vary among participants based on their positions within the Company and AFG believes that the consideration of the factors identified in the immediately preceding sentence results in reasonable option grant levels to its NEOs and other employees. Options granted to NEOs are set forth in the Grants of Plan-Based Awards Table on page 23.
     Stock options are generally granted at a regularly scheduled Compensation Committee meeting in February of each year after AFG issues a press release announcing results of the recently ended fiscal year. Other than pursuant to the 2005 Stock Incentive Plan, which provides that the exercise price is determined by the average of the high and low sales prices of AFG common stock reported on the NYSE, the Committee does not grant options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor does it grant options which are priced on a date other than the grant date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.
     The Company’s 2005 Stock Incentive Plan provides that a stock award may be granted to any eligible employee for past services, or for any other valid purpose as determined by the Compensation Committee. Such a stock award represents shares that are issued without restrictions on transfer and free of forfeiture conditions except as otherwise provided in such Plan. The Compensation Committee exercised its discretion under this Plan and on March 8, 2007, granted (effective that day) each Co-CEO 57,297 shares of AFG common stock (the number of shares of each grant being determined as $2,000,000 divided by a trailing ten-day average price of the Company’s common stock and having a fair market value on of the date of grant of approximately $1,932,341). This award is also set forth in the Summary Compensation Table below on page 21. The Compensation Committee granted this award as bonus compensation in response to the Company’s record net earnings for 2006. The Compensation Committee believes that the record results and operating earnings increase of 29% from the previous record 2005 amount represents superior company performance and merits the Co-CEOs this extraordinary element of compensation. The Company Performance Component factors discussed in connection with the cash bonus amounts above were also considered by the Compensation Committee in connection with this stock grant to the Co-CEOs.

     Stock Ownership Guidelines
     AFG’s Board adopted executive stock ownership guidelines because it believes that it is in the best interests of AFG and its shareholders to align the financial interests of its executives and certain other officers of the Company and its principal subsidiaries with those of AFG’s shareholders. AFG’s Board also adopted such guidelines because it believes that the investment community values stock ownership by such officers and that share ownership demonstrates a commitment to and belief in the long-term profitability of AFG. Under the guidelines AFG’s Co-CEOs are required to own an amount of AFG common stock which is equal to or exceeds five times their annual base salary; other NEOs and certain other officers and senior officers of the Company’s major subsidiaries (in excess of 40 executives) are required to own an amount of AFG common stock which is equal to or exceeds their annual base salary. Generally, persons subject to the guidelines are required to achieve the applicable ownership guideline by January 1, 2011.
     Retirement and Other Related Benefits
     The Company provides retirement benefits to NEOs through a combination of qualified (under the Internal Revenue Code) and non-qualified plans. AFG provides retirement benefits to qualified employees through the AFG Retirement and Savings Plan (“RASP”), a defined contribution plan. AFG makes all contributions to the retirement fund portion of the plan and matches a percentage of employee contributions to the savings fund. The amount of such contributions and matching payments are based on a percentage of the employee’s salary up to certain thresholds. AFG also makes available to certain employees benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions in the retirement contribution portion of the RASP are limited by IRS regulations to have an additional benefit to the RASP.
     The Company also maintains a Deferred Compensation Plan pursuant to which certain employees of AFG and its subsidiaries (currently those paid $100,000 or more annually) may defer up to 80% of their annual salary and/or bonus. For 2006, participants could elect to have the value of deferrals (i) earn a fixed rate of interest, set annually by the Board of Directors (5 1/4% in 2006), or (ii) fluctuate based on the market value of AFG Common Stock, as adjusted to reflect stock splits, distributions, dividends, and a 7 1/2% match to participant deferrals. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period. The Nonqualified Deferred Compensation Table on page 25 discloses compensation earned in connection with the Deferred Compensation Plan.
     Perquisites and Other Personal Benefits
     Perquisites, such as insurance coverage, security services, certain meals and tickets, personal office staff, and the personal use of corporate aircraft, are made available to AFG’s executive officers. These benefits are described below and the estimated costs to the Company of such benefits are included in the All Other Compensation table below on page 22. The Committee and the Co-CEOs agreed to limit the benefit attributable to the Co-CEOs personal use of corporate aircraft and insurance coverage. See “Tally Sheet” discussion above.
     During 2006, as in prior years, the Company operated corporate aircraft used for the business travel of senior management of the Company and its subsidiaries. The Board has encouraged the use of corporate aircraft for the travel needs of the Company’s Chairman of the Board and Co-Chief Executive Officers, including personal travel, in order to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and the Company’s business, and to enhance their personal security. Notwithstanding, the Committee and the Chairman of the Board and Co-CEOs jointly acknowledge that such aircraft use is a personal benefit, and as such, the Committee considers the cost to the Company of such use to be an element of the total compensation paid to these individuals.
     The Committee believes these perquisites to be reasonable, comparable with peer companies and consistent with the Company’s overall executive compensation program.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	William R. Martin (Chairman)
William W. Verity
Kenneth C. Ambrecht

SUMMARY COMPENSATION TABLE
     The following table summarizes the aggregate compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated. Bonuses are for the year shown, regardless of when paid. AFG has no employment agreements with the named executive officers.

								Change in
								Pension Value
								and
						Non-Equity		Nonqualified
						Incentive Plan		Deferred
					Option	Com-		Compensation	All Other
		Salary	Stock Awards		Awards	pensation		Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	($)		($) (3)	($)		($) (6)	($) (7)	($)
Carl H. Lindner III	2006	$1,075,000	$1,932,341	(2)	$453,000	2,012,500	(4)	—	$1,533,862	$7,006,703
Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)

S. Craig Lindner	2006	1,075,000	1,932,341	(2)	453,000	2,012,500	(4)	—	1,259,078	6,731,919
Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)

Keith A. Jensen	2006	565,000	—		330,000	656,250	(5)	$24,430	164,197	1,739,877
Senior Vice President (Principal Financial Officer)

James E. Evans	2006	1,043,000	—		412,000	1,062,500	(5)	—	982,315	3,499,815
Senior Vice President and General Counsel

Thomas E. Mischell	2006	531,000	—		288,000	468,750	(5)	—	993,802	2,281,552
Senior Vice President – Taxes

(1)	Amounts shown are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of salary into the Deferred Compensation Plan.

(2)	Amounts represent the value of a discretionary award made by the Compensation Committee under the 2005 Stock Incentive Plan and paid to the Co-Chief Executive Officers in the form of AFG common stock, as further described in the Compensation Discussion and Analysis section on page 18 of this proxy statement.

(3)	Amount represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with FAS 123R. A discussion of the assumptions used in calculating these values may be found in Note I on page F-18 to Company’s Annual Report on Form 10-K filed March 1, 2007.

(4)	Amount represents payment for 2006 performance made in March 2007 under the 2006 Co-Chief Executive Officer Annual Bonus Plan as further described in the Compensation Discussion and Analysis section on page 15 of this proxy statement. As these bonus payments were made pursuant to a performance-based annual bonus plan, no separate bonus column appears in the table.

(5)	Amount represents payment for 2006 performance made in April 2007 under the Senior Executive Bonus Plan as further described in the Compensation Discussion & Analysis section on page 17 of this proxy statement. As these bonus payments were made pursuant to a performance-based annual bonus plan, no separate bonus column appears in the table.

(6)	Represents a $21,840 Company match to Mr. Jensen’s 2006 deferral under the Deferred Compensation Plan, and $2,590 of “above market” earnings on his deferrals.

(7)	See All Other Compensation chart below for amounts, which includes perquisites, Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the named executive officers participate (and related accruals for their benefit under the Company’s benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company’s contributions to certain of the Company’s retirement plans) and Company paid group life insurance.

ALL OTHER COMPENSATION—2006

	C.H. Lindner III	S.C. Lindner	K.A. Jensen	J.E. Evans	T.E. Mischell
Item	($)	($)	($)	($)	($)
Group life insurance	$2,622	$2,622	$4,814	$7,423	$4,902
Insurance (Auto/Home Executive Insurance Program)	261,749	220,525	7,118	0	11,019
Aircraft Usage (1)	236,898	163,918	0	0	0
Car and Related Expenses	3,360	5,451	4,320	2,640	2,640
Security Services	19,893	19,893	0	0	0
Meals and Entertainment	13,000	13,950	4,000	1,850	1,000
Lodging	3,099	0	1,978	0	0
Service Award bonus (2)	0	0	0	1,104	0
Administrative/Secretarial Services	73,920	105,268	16,050	19,530	18,125
Clubs (Initiation, Dues, Expenses)	0	0	1,239	1,239	2,056
Annual RASP Contribution	11,000	11,000	11,000	11,000	11,000
Annual Auxiliary RASP Contribution	39,000	39,000	39,000	39,000	37,383
Annual RASP & Auxiliary RASP Plan Earnings	869,321	677,451	74,678	898,529	905,677

Totals	$1,533,862	$1,259,078	$164,197	$982,315	$993,802

(1)	The Board of Directors has encouraged the Company’s Chairman and Co-Chief Executive Officers to use corporate aircraft for all travel whenever practicable for security and productivity reasons. On certain occasions, an executive’s spouse or other family members or guests may also fly on the corporate aircraft. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft are included in the table. The amounts reported utilize a different valuation methodology than used for income tax purposes, where the cost of the personal use of corporate aircraft has been calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations.

(2)	Mr. Evans received this award, which is available to all full-time employees, upon attaining thirty years of service to the Company.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     As described in the Compensation Discussion and Analysis section, the named executive officers do not have employment, severance or change-in-control agreements with the Company. In addition, any agreements, plans or arrangements that provide for payments to a named executive officers at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees. All options granted under the Company’s shareholder approved plans provide for the acceleration of vesting upon a change in control.

GRANTS OF PLAN-BASED AWARDS

					All	All other Option
					other Stock	Awards:
		Estimated Future Payouts			Awards:	Number of
		Under Non-Equity Incentive Plan			Number of	Securities	Exercise or	Closing	Grant Date Fair
		Awards (1)			Shares of Stock	Under-	Base Price of	Market Price	Value of Stock
	Grant	Thresh-old	Target	Maximum	or Units	lying Options	Option Awards	on the Date of	and Option
Name	Date	($)	($)	($)	(#)	(#)	($/Sh) (2)(3)	Grant	Awards (4)
Carl H. Lindner III	02/22/2006	$0	$1,150,000	$2,012,500	—	82,500	$26.89	$27.17	$548,625
S. Craig Lindner	02/22/2006	0	1,150,000	2,012,500	—	82,500	26.89	$27.17	548,625
Keith A. Jensen	02/22/2006	0	525,000	656,250	—	60,000	26.89	$27.17	399,000
James E. Evans	02/22/2006	0	850,000	1,062,500	—	75,000	26.89	$27.17	498,750
Thomas E. Mischell	02/22/2006	0	375,000	468,750	—	52,500	26.89	$27.17	349,125

(1)	These columns show the range of payouts targeted for 2006 performance under the following incentive plans: (i) 2006 Co-Chief Executive Officer Annual Bonus Plan with respect to the Co-Chief Executive Officers, and (ii) Senior Executive Bonus Plan with respect to the remaining named executive officers. The payments for 2006 performance have been made based on the metrics described, at 175% of target with respect to the Co-Chief Executive Officers, and 125% with respect to the remaining named executive officers. These amounts are shown in the Summary Compensation Table in the column (e) titled “Stock Awards” because these awards were recognized in 2006 for financial statement reporting purposes in accordance with FAS 123R.

(2)	These Employee stock options were granted pursuant to the Company’s Stock Option Plan and become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. The options become fully exercisable in the event of death or disability or within one year after a change in control of the Company. The exercise price has been adjusted to reflect the Company’s 3 for 2 stock split effected in 2006. More discussion regarding the Company’s Stock Option Plan can be found in the Compensation Discussion and Analysis section on page 18 of this proxy statement.

(3)	Under the terms of the Company’s Stock Option Plan, stock options are granted at an exercise price equal to the average of the high and low trading prices on the date of grant.

(4)	Column (l) represents the aggregate FAS 123R values of options granted during the year. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the amount received by the executive upon exercise will equal the FAS 123R value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards (1)
			Equity Incentive
			Plan Awards:
	Number	Number	Number of
	of Securities	of Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised
	Options(#)	Options(#)	Unearned	Option Exercise	Option Grant	Option Expiration
Name	Exercisable	Unexercisable	Options(#)	Price($)	Date	Date
Carl H. Lindner III	41,131			$23.79	02/23/1999	02/26/2009
	82,500			13.23	02/18/2000	02/21/2010
	82,500			13.17	12/14/2000	12/17/2010
	66,000	16,500		17.19	02/22/2002	02/25/2012
	49,500	33,000		12.30	02/20/2003	02/23/2013
	33,000	49,500		20.01	02/27/2004	03/02/2014
	16,500	66,000		20.28	02/24/2005	02/27/2015
		82,500		26.89	02/22/2006	02/22/2016
S. Craig Lindner	41,131			$23.79	02/23/1999	02/26/2009
	82,500			13.23	02/18/2000	02/21/2010
	82,500			13.17	12/14/2000	12/17/2010
	66,000	16,500		17.19	02/22/2002	02/25/2012
	49,500	33,000		12.30	02/20/2003	02/23/2013
	33,000	49,500		20.01	02/27/2004	03/02/2014
	16,500	66,000		20.28	02/24/2005	02/27/2015
		82,500		26.89	02/22/2006	02/22/2016
Keith A. Jensen	112,500			$23.79	02/23/1999	02/26/2009
	52,500			17.73	12/31/1999	01/03/2010
	48,000	12,000		17.19	02/22/2002	02/25/2012
	6,525	24,000		12.30	02/20/2003	02/23/2013
	14,004	36,000		20.01	02/27/2004	02/27/2014
	12,001	48,000		20.28	02/24/2005	02/24/2015
		60,000		26.89	02/22/2006	02/22/2016
James E. Evans	15,000			$13.23	02/18/2000	02/21/2010
	75,000			13.17	12/14/2000	12/17/2010
	60,000	15,000		17.19	02/22/2002	02/25/2012
	45,000	30,000		12.30	02/20/2003	02/23/2013
	20,004	45,000		20.01	02/27/2004	02/27/2014
	15,001	60,000		20.28	02/24/2005	02/24/2015
		75,000		26.89	02/22/2006	02/22/2016
Thomas E. Mischell	20,000			$25.25	03/11/1997	03/14/2007
	30,000			28.04	03/17/1998	03/20/2008
	45,000			23.79	02/23/1999	02/26/2009
	52,500			13.23	02/18/2000	02/21/2010
	52,500			13.17	12/14/2000	12/17/2010
	42,000	10,500		17.19	02/22/2002	02/25/2012
	31,500	21,000		12.30	02/20/2003	02/23/2013
	21,000	31,500		20.01	02/27/2004	02/27/2014
	10,501	42,000		20.28	02/24/2005	02/24/2015
		52,500		26.89	02/22/2006	02/22/2016

(1)	These employee stock options become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. They are generally exercisable for ten years. The options become fully exercisable in the event of death or disability or within one year after a change in control of the Company.

OPTION EXERCISES AND STOCK VESTED
     The table below shows the number of shares of AFG common stock acquired during 2006 upon the exercise of options. No shares were acquired in 2006 by the named executive officers pursuant to the vesting of stock awards.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Carl H. Lindner III	168,869	$1,500,008
S. Craig Lindner	168,869	1,500,008
Keith A. Jensen	189,471	3,225,016
James E. Evans	234,996	2,291,707
Thomas E. Mischell	10,000	111,667

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
NONQUALIFIED DEFINED CONTRIBUTION AND OTHER
NONQUALIFIED DEFERRED COMPENSATION PLANS
     The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and non-qualified plans. AFG makes available to certain employees, including its named executive officers, benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan to have an additional benefit to the RASP.
     The Company also maintains a Deferred Compensation Plan pursuant to which certain key employees of AFG and its subsidiaries may defer up to 80% of their annual salary and /or bonus. During 2006, participants could elect to have the value of deferrals (i) earn a fixed rate of interest, set annually by the Board of Directors (5 1/4% in 2006), or (ii) fluctuate based on the market value of AFG Common Stock, as adjusted to reflect stock splits, distributions, dividends, and a 7 1/2% match to participant deferrals. Three additional investment alternatives were added in 2007. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.
     The table below discloses information on the nonqualified deferred compensation of the named executives in 2006, including the Auxiliary RASP and the Deferred Compensation Plan. Any amounts deferred are included in compensation figures disclosed in the Summary Compensation Table on page 21 of this proxy statement.

		Registrant
	Executive contributions	contributions in last FY	Aggregate earnings in	Aggregate withdrawals	Aggregate balances
Name	in last FY ($)	($) (1)	last FY ($)	/ distributions ($)	at last FYE ($)
Carl H. Lindner III	—	$39,000	$210,857	—	$2,683,558
S. Craig Lindner	—	39,000	210,857	—	$1,870,490
Keith A. Jensen	$582,404	63,430	200,098	($578,245)	$1,317,860
James E. Evans	—	39,000	556,306	—	$3,038,029
Thomas E. Mischell	—	37,383	—	—	$1,344,889

(1)	Represents Company contributions credited to participants’ Auxiliary RASP accounts which are included in All Other Compensation in the Summary Compensation Table on page 21, and includes, with respect to Mr. Jensen, $24,430 of preferential earnings or above market earnings on deferred compensation which is reported under Change in Pension Value and Nonqualified Deferred Compensation Earnings in that table.

DIRECTOR COMPENSATION
     In early 2004, the Board of Directors adopted the Company’s Non-Employee Director Compensation Plan, which was then approved at the 2004 annual meeting of shareholders.
     During 2006, under the Plan, all directors who were not officers or employees of the Company were paid the following fees: an annual board retainer of $30,000 and $1,750 per each board meeting attended. The Audit Committee Chairman received a $20,000 retainer. Other committee Chairmen received a $12,000 annual retainer. The members (non-chairman) received a $6,000 annual retainer for each committee served. All committee members received $1,250 for each meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. In addition, non-employee directors receive an annual award of stock worth $70,000.
     Compensation earned for director service in 2006 is set forth in the following table. Other than the restricted stock grants, all amounts were paid in cash.

				Change in
				Pension Value
				and
				Nonqualified
	Fees Earned	Stock	Option	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Total
Name	Cash ($) (1)	($) (3)	($) (4)	Earnings	($)	($)
Carl H. Lindner	$130,000 (2)	—	—	—	$406,770 (5)	$536,770
Kenneth C. Ambrecht	174,500	$73,016	—	—	—	247,516
Theodore H. Emmerich	93,250	73,016	—	—	—	166,266
Terry S. Jacobs	81,500	73,016	—	—	—	154,516
William R. Martin	209,250	73,016	—	—	—	282,266
William W. Verity	88,750	73,016	—	—	—	161,766

(1)	Includes the total amounts paid for service as a director of any subsidiaries of the Company as follows: Mr. Ambrecht -$103,000; Mr. Emmerich — $11,250; Mr. Martin — $121,750; and Mr. Verity — $11,250.

(2)	In January 2005, Carl H. Lindner stepped down as Chief Executive Officer of the Company, but remained the non-executive Chairman of the Board. Mr. Lindner has requested that his annual salary be no more than the compensation paid to the Company’s independent directors. The Compensation Committee has set his salary at $130,000 and approved all other compensation and perquisites received by him.

(3)	Calculated as the compensation cost for financial statement reporting purposes with respect to the annual stock grant under the Company’s Non-Employee Director Compensation Plan. The following table of AFG common stock held includes the aggregate stock awards held by each director as of December 31, 2006:

Aggregate Shares of
Director Name	Common Stock Held

Carl H. Lindner	13,215,937
Kenneth C. Ambrecht	5,352
Theodore H. Emmerich	33,661
Terry S. Jacobs	23,242
William R. Martin	86,612
William W. Verity	11,665
(4)	The following table sets forth the aggregate option awards held by each director as of December 31, 2006:

Director Name	Aggregate Stock Options Held

Carl H. Lindner	—
Kenneth C. Ambrecht	—
Theodore H. Emmerich	17,250
Terry S. Jacobs	—
William R. Martin	17,250
William W. Verity	11,250

(5)	Amount includes the following: aircraft usage, $45,800; security, $79,570; meals and entertainment, $46,000; insurance (auto/home), $97,600; administrative/secretarial services, $92,300; and annual RASP contribution, group life insurance, automobile related expenses and club dues. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded.
     Director Stock Ownership Guidelines
     The Plan also sets forth stock ownership guidelines for the non-employee directors. Specifically, within three years after a non-employee director receives the first restricted stock award under the Plan, such non-employee director, as a consideration in the determination of his or her future service to AFG’s Board of Directors, is required to beneficially own a minimum number of shares of AFG common stock, the value of which shall be equal to six times the then-current annual board retainer.
     Board Retirement Program
     Until 2003, the Board of Directors had a program under which a retiring non-employee director, who is at least 55 years old and has served as a director for at least four years, would receive upon retirement an amount equal to five times the then current annual board retainer. In 2003, the Board of Directors terminated the plan, except as it applied to those directors then eligible, Messrs. Martin and Emmerich. In early 2006, the Company, upon the recommendation of the Governance Committee and at the request of Messrs. Martin and Emmerich, terminated the plan entirely.
RELATED PERSON TRANSACTIONS
     From time to time, the Company has transacted business with affiliates. The financial terms of these transactions are comparable to those which would apply to unrelated parties.
     As noted above, under board policy, for security reasons the Company aircraft is made available to the Company’s Chairman and Co-Chief Executive Officers for all travel. During 2006, an AFG subsidiary owned a 29% interest in an aircraft, the remaining interests in which were owned by Carl H. Lindner and his two brothers. This aircraft was sold in December 2006. Each owner was committed to use and pay for a minimum number of flight hours. Capital costs and fixed operating costs were allocated generally in proportion to ownership; variable operating costs were allocated generally in proportion to usage. Mr. Lindner assigned his usage to the AFG subsidiary along with the obligation to pay for allocated operating costs, but Mr. Lindner continued to pay allocated capital costs. Total charges paid by AFG for use of this aircraft during 2006 were $805,300.
     Certain stock exchange rules require the Company to conduct an appropriate review of all related party transactions (those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
     The Company’s Board of Directors held nine meetings in 2006. The Board has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The charters for each of these Committees as well as the Company’s Corporate Governance Guidelines are available at www.afginc.com and upon written request to the Company’s Secretary, the address of whom is set forth under “Communications with Directors” on page 32.
     Compensation Committee: The Compensation Committee acts on behalf of the Board of Directors and by extension the shareholders to establish, implement and continually monitor adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.
     The Compensation Committee also acts as the oversight committee with respect to the Company’s deferred compensation plans, stock option plans, and bonus plans covering senior executive officers. In overseeing those plans, the committee may delegate authority for day-to-day administration and interpretation of the plan, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Co-Chief Executive Officers.
     The Compensation Committee consulted among themselves and with management informally throughout the year, and met five times in 2006. The primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section on page 12 of this proxy statement.
     Compensation Committee Interlocks and Insider Participation
     None of the members of AFG’s Compensation Committee:
•	has ever been an officer or employee of the Company;

•	is or was a participant in any “related person” transaction in 2006 (see the section titled “Related Person Transactions” in this proxy statement for a description of our policy on related person transactions)

•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors. No Named Executive Officer of the Company serves as a director or as a member of a committee of any company of which any of the Company’s non-employee directors are executive officers.
     Audit Committee: The Audit Committee met 13 times in 2006. The Company’s Board has determined that each of the Audit Committee’s members, namely, Theodore H. Emmerich, William R. Martin and Terry S. Jacobs, is an audit committee financial expert as defined under SEC Regulation S-K Item 407(d). Each of Messrs. Emmerich, Martin and Jacobs satisfies the NYSE and NASDAQ independence standards.
     Corporate Governance Committee: The Corporate Governance Committee met six times in 2006. The Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed, and recommending to the Board director nominees for the next annual meeting of shareholders. The charter of the Governance Committee is available at the Company’s website, www.afginc.com. The Committee is comprised of members who are “independent” as defined under New York Stock Exchange (“NYSE”) and NASDAQ listing standards. Information regarding the consideration by the Governance Committee of any director candidates recommended by shareholders can be found in the Nominations and Shareholder Proposals section on page 31 of this proxy statement.

Director Attendance Policy
     AFG expects its directors to attend meetings of shareholders. All of AFG’s directors attended last year’s meeting.
Executive Sessions
     NYSE and NASDAQ rules require non-management directors to meet regularly in executive sessions. Five of these sessions were held during 2006. The non-management directors select one of such directors to preside over each session. Shareholders and other interested parties may communicate with any of the non-management directors, individually or as a group, by following the procedures set forth on page 32.

Audit Committee Report
     The Audit Committee is comprised of three directors, each of whom is experienced with financial statements and has past accounting or related financial management experience. Each of the members of the Audit Committee is independent as defined by the NYSE listing standards. The Board has determined that each of the three members of the Audit Committee is an “audit committee financial expert” as defined in Securities and Exchange Commission regulations. A copy of the Audit Committee Charter is posted at www.afginc.com.
     The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management has established, and the audit process. The members of the Committee are Theodore H. Emmerich (Chairman), William R. Martin and Terry S. Jacobs.
     Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages the Company’s independent accountants who report directly to the Committee.
     The Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
     The Company’s independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and disclosures required by the Audit Committee Charter, and the Committee discussed with independent accountants that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of AFG.
     Based on the Committee’s discussions with management and the independent accountants and the Committee’s review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Members of the Audit Committee	Theodore H. Emmerich, Chairman
William R. Martin
Terry S. Jacobs
Audit Committee Pre-Approval Policies
     The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to AFG. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.

Independence Determinations
     In accordance with NYSE and NASDAQ rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines are in compliance with the listing standards set forth by the NYSE and NASDAQ. The Company’s Director Independence Standards are available on the Company’s website at www.afginc.com. Where the NYSE and NASDAQ rules on director independence conflict, the Company’s Standards adopt the applicable rule which is more stringent to the Director and the Company. Based on these standards, at its meeting held on May 18, 2006, the Board determined that each of the following non-employee directors, namely Messrs. Ambrecht, Emmerich, Jacobs, Martin, and Verity is independent and has no relationship with the Company, except as a director and shareholder of the Company.
     Messrs. Martin and Ambrecht currently serve as directors of the Company’s subsidiary, Great American Financial Resources, Inc. Mr. Ambrecht was a Managing Director with First Albany Capital from July 2004 until December 2005. For more than five years prior to that, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. From time to time, the Company has purchased or sold securities through these companies in the ordinary course of business, for which we paid customary commissions or discounts. The amounts involved were deemed by AFG’s Board of Directors not to be material in amount.
NOMINATIONS AND SHAREHOLDER PROPOSALS
     In accordance with the Company’s Code of Regulations (the “Regulations”), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (1) the name and residence of the shareholder and of each nominee specified in the notice, (2) a representation that the shareholder was a holder of record of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (3) the consent of each such nominee to serve as director if so elected. Directors nominated through this process will be considered by the Corporate Governance Committee.
     The proxy card used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2008 annual meeting, it must be received by March 1, 2008. In order for a proposal to be considered for inclusion in AFG’s proxy statement for that meeting, it must be received by December 18, 2007.
     The Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Company’s Code of Regulations affords shareholders certain rights related to such matters. Nominees for directorship will be recommended by the Governance Committee in accordance with the principles in its charter and the Corporate Governance Guidelines also on AFG’s website. When considering an individual candidate’s suitability for the Board, the Corporate Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. The Committee will make its determinations on whether to nominate an individual based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. All director candidates are evaluated similarly, whether nominated by the Board or by a shareholder.

     The Corporate Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this proxy statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.
COMMUNICATIONS WITH DIRECTORS
     The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Such communications must be clearly addressed either to the Board of Directors or any or all of the non-management directors, and sent to either of the following, who will forward any communications so received:

James C. Kennedy	Theodore H. Emmerich
Vice President, Deputy General	Chairman of the Audit Committee
Counsel & Secretary	American Financial Group, Inc.
American Financial Group, Inc.	One East Fourth Street
One East Fourth Street	Cincinnati, Ohio 45202
Cincinnati, Ohio 45202
CODE OF ETHICS
     The Company’s Board of Directors adopted a Code of Ethics applicable to the Company’s directors, officers and employees. The Code of Ethics is available at www.afginc.com and upon written request to the Company’s Secretary, the address of whom is set forth immediately above. The Company intends to disclose amendments and any waivers to the Code of Ethics on its website within four business days after such amendment of waiver.

Annex A
2007 ANNUAL SENIOR EXECUTIVE BONUS PLAN
Adopted on April 3, 2007

AMERICAN FINANCIAL GROUP, INC.
2007 ANNUAL SENIOR EXECUTIVE BONUS PLAN
1. PURPOSE
     The purpose of the 2007 Annual Senior Executive Bonus Plan (the “Plan”) is to further the profitability of American Financial Group, Inc. (the “Company”) to the benefit of the shareholders of the Company through promoting high levels of corporate performance by including performance-based compensation as a component of a Plan participant’s annual compensation.
2. ADMINISTRATION
     Except as otherwise expressly provided herein, the Plan shall be administered by the Compensation Committee or a successor committee or subcommittee (the “Committee”) of the Board of Directors of the Company (the “Board”) composed solely of two or more “outside directors” as defined pursuant to Section 162(m) of the Internal Revenue Code. No member of the Committee while serving as such shall be eligible to be granted a bonus under the Plan. Subject to the provisions of the Plan (and to the approval of the Board where specified in the Plan), the Committee shall have exclusive power to determine the conditions (including performance requirements) to which the payment of the bonuses may be subject and to certify that performance goals are attained. Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan and establish, adopt or revise such rules and regulations and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan and all of its actions and decisions with respect to the Plan shall be final, binding and conclusive on all parties.
3. PLAN TERM AND BONUS YEARS
     The term of the Plan is one year, commencing January 1, 2007, which term shall be renewed from year to year unless and until the Plan shall be terminated or suspended as provided in Section 9. As used in the Plan the term “Bonus Year” shall mean a calendar year.
4. PARTICIPATION
     Subject to the approval of the Committee, each of the Company’s Co-Chief Executive Officers and Senior Vice Presidents, if any, shall participate in the Plan (the “Participants”).
5. ESTABLISHMENT OF INDIVIDUAL BONUS TARGETS AND PERFORMANCE CRITERIA
     The Committee shall approve the individual target amount of bonus (the “Bonus Target”) that may be awarded to each Participant. In no event shall the establishment of any Participant’s Bonus Target give a Participant any right to be paid all or any part of such amount unless and until a bonus is actually awarded pursuant to Section 6.
     The Committee shall establish the performance criteria (the “Performance Criteria”) that will apply to the determination of the bonus of each Participant for that Bonus Year and recommend that the Board adopt such action. The Bonus Targets and Performance Criteria shall be set forth annually on Schedules attached to this Plan and shall be recommended by the Committee and approved by the Board. The Performance Criteria are to be established based on financial measurements and operational metrics. The financial measurements may include, among other things, return on equity, per share price of common stock relative to prior periods and comparable companies as well as financial markets, status of credit ratings on outstanding debt and claims paying ability of the Company’s subsidiaries, and the status of the Company’s debt-to-capital ratio. The operational metrics may include performance goals relating to, among other things, the combined ratios of the Company’s insurance subsidiaries, investment portfolio performance including realized gains and losses, as well as other operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives, responses to unexpected developments, the development of management personnel, but generally exclude the results of any announced re-examination of asbestos, environmental and other tort liabilities, and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries.
6. DETERMINATION OF BONUSES AND TIME OF PAYMENT
     As soon as practicable after the end of each calendar year during the term of the Plan, the Committee shall determine whether or not the Performance Criteria of each Participant have been attained and shall determine the amount of the bonus, if any, to be awarded to each Participant for such year according to the terms of this Plan. Such bonus determinations shall be based on achievement of the Performance Criteria for such year. The Committee shall certify in writing that the Performance Criteria have been achieved prior to payment of any bonus under the Plan.
     As a separate element of the Plan, the Committee retains the discretion to pay an amount above amounts attributable to the achievement of the objective performance goals if the Company significantly exceeds any of such goals. However, no such payment may increase the amount paid to a participant above 175% of their bonus target.
     Once the bonus is so determined for each Participant, it shall be paid in cash.
7. TERMINATION OF EMPLOYMENT
     If a Participant’s employment with the Company or a subsidiary, as the case may be, is terminated for any reason other than discharge for cause, he may be entitled to such bonus, if any, as the Committee, in its sole discretion, may determine.
     In the event of a Participant’s discharge for cause from the employment of the Company or a Subsidiary, as the case may be, he shall not be entitled to any amount of bonus.
8. MISCELLANEOUS
     A. Government and Other Regulations. The obligation of the Company to make payment of bonuses shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.
     B. Tax Withholding. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all bonuses paid in cash any federal, state or local taxes required by law to be withheld with respect to such cash payments.
     C. Claim to Bonuses and Employment Rights. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.
     D. Beneficiaries. Any bonuses awarded under this Plan to a Participant who dies prior to payment shall be paid to the beneficiary designated by the Participant on a form filed with the Company. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.
     E. Nontransferability. A person’s rights and interests under the Plan may not be assigned, pledged or transferred except, in the event of a Participant’s death, to his designated beneficiary as provided in the Plan or, in the absence of such designation, by will or the laws of descent and distribution.
     F. Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company (to the extent permitted by the Articles of Incorporation and Code of Regulations of the Company and applicable law) against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him, in satisfaction of judgment in any such action, suit or proceeding against him. He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Code of Regulations, as a matter of law or otherwise or of any power that the Company may have to indemnify him or hold him harmless.
     G. Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent certified public accountants of the Company or of its Subsidiaries or upon any other information furnished in connection with the Plan by any officer or director of the Company or any of its Subsidiaries. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.
     H. Expenses. The expenses of administering the Plan shall be borne by the Company and its subsidiaries in such proportions as shall be agreed upon by them from time to time.
     I. Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.
     J. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict between any such title or heading and the text of the Plan, such text shall control.
9. AMENDMENT AND TERMINATION
     The Board may at any time terminate the Plan. The Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.

Schedule I
Annual Senior Executive Bonus Plan
for 2007
Participants and
Bonus Targets

		Total	EPS	Performance
Name	Position	Bonus Target	Component	Component
Carl H. Lindner III	Co-CEO & Co-President	$1,150,000	50%	50%
S. Craig Lindner	Co-CEO & Co-President	$1,150,000	50%	50%
James E. Evans	Senior Vice President	$850,000	50%	50%
Keith A. Jensen	Senior Vice President	$560,000	50%	50%
Thomas E. Mischell	Senior Vice President	$375,000	50%	50%

Schedule II
Annual Senior Executive Bonus Plan
for 2007
2007 Performance Criteria for Participants
The overall bonus for 2007 for each Participant will be the sum of such Participant’s bonuses for the following two Performance Criteria components:
A.	EPS Component.

Each participant’s bonus allocated to the EPS Component will range from 0% up to 175% with respect to the Co-Chief Executive Officers, and 0% up to 125% with respect to the Senior Vice Presidents, of the dollar amount of the Bonus Target allocated to the EPS Component, based on the following levels of reported earnings per common share from insurance operations (“Operating EPS” defined below) achieved by the Company and its consolidated subsidiaries for 2007:

	Percentage of Bonus Target to be paid
	for EPS Component
Operating EPS	Co-CEOs	Senior VPs
Less than $3.10	0%	0%
$3.33	100%	100%
$3.55 or more	175%	125%
If the Operating EPS is $3.10 or greater, but less than $3.33, or if the Operating EPS is greater than $3.33 and less than $3.55, the bonus will be determined by straight-line interpolation.

The Operating EPS to be considered is diluted EPS from the Company’s insurance operations and not including investee results, realized gains and losses in the investment portfolio and unusual or non-recurring items; non-recurring items shall include any charge taken as a result of a regularly scheduled re-examination of asbestos, environmental and other mass tort liabilities. Additionally, the Committee shall have the power and authority, in its discretion, to adjust reported Operating EPS upward or downward for purposes of the Plan to the extent the Committee deems equitable.

B.	Performance Component

Each participant’s bonus allocated to the Company and Individual Performance Component will range from 0% up to 175% with respect to the Co-Chief Executive Officers, and 0% up to 125% with respect to the Senior Vice Presidents (of the dollar amount of the Bonus Target allocated to the Company and Individual Performance Component) and will be determined by the Compensation Committee, based on the achievement of the established performance objectives and the Compensation Committee’s rating of the Company’s and the Participant’s performance for the prior year. Such rating shall include a consideration of all factors deemed relevant, including financial, non-financial and strategic factors.

When determining the Company’s and the Participant’s performance, the Committee intends to establish the factors it believes are relevant to such performance. It may be appropriate to consider factors including, but not limited to:
A.	Financial measurements such as growth in book value per share, return on equity, per share price of common stock relative to certain indices, status of the Company’s debt-to-capital ratio, the combined ratios of the Company’s insurance subsidiaries, and investment portfolio performance; and

B.	Other operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives, responses to unexpected developments, and the development of management personnel.
The Committee intends to review these factors periodically with the Co-Chief Executive Officers in connection with the discussion of management’s progress in addressing corporate plans, results, and opportunities in the context of new economic and business developments.

One East Fourth Street
Cincinnati, Ohio 45202

AMERICAN FINANCIAL GROUP, INC.
Proxy for Annual Meeting
     The Board of Directors recommends a vote FOR the following Directors:
1.	Proposal to Elect Directors

☐	FOR AUTHORITY to elect the	☐	WITHHOLD AUTHORITY to
	nominees listed below (except		vote for every nominee
	those specifically identified below		listed

Carl H. Lindner	Carl H. Lindner III	S. Craig Lindner
Theodore H. Emmerich	James E. Evans	Terry S. Jacobs
William R. Martin	William W. Verity	Kenneth C. Ambrecht
     The Board of Directors recommends a vote FOR the following Proposals:
2.	Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as the Company’s Independent Public Accountants for 2007

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Proposal to Approve the 2007 Annual Senior Executive Bonus Plan and the performance goals used to determine the amount of cash bonus payments to be awarded under the Plan as described therein.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATE: , 2007	SIGNATURE:

SIGNATURE:

(if held jointly) Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In case of joint holders, all should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints James C. Kennedy and Karl J. Grafe, and either of them, attorneys and proxies, with the full power of substitution to each, for and in the name of the undersigned, to vote all shares of Common Stock of the Company that the undersigned may be entitled to vote and directs the trustee under the American Financial Group, Inc. Retirement and Savings Plan, to vote in person or by proxy all shares of Common Stock of the Company allocated to any accounts of the undersigned under such Plan at the Annual Meeting of Shareholders of the Company to be held May 17, 2007 at 11:30 A.M., in each case on the matters set forth below (an at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company). The proxies, in their discretion, are further authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not know would be presented at the 2007 Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made, and (z) on such other matters as may properly come before the meeting or any adjournment thereof.
You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.
(Continued and to be signed on the reverse side.)